FOR IMMEDIATE RELEASE                                 Contact: Greg Wright
                                                          (210)283-2440




                       TESORO COUNTERS DISSIDENT GROUP'S
                    LATEST CLAIMS IN LETTER TO STOCKHOLDERS


     San Antonio, Texas -- March 15, 1996 -- Tesoro Petroleum Corporation (NYSE:TSO) today said its Board of Directors is sending a letter to all Tesoro shareholders, urging careful consideration of the facts before acting upon materials recently mailed to them by a dissident group led by Kevin Flannery. The board reiterated its recommendation that shareholders support Tesoro's current leadership and strategy, and to either not give consents or revoke any consents given to the Flannery group.

     In the letter, Tesoro President and Chief Executive Officer Bruce A. Smith tells stockholders: "Don't let the Flannery Group mislead you into giving them control of your investment. Don't give them the keys to the company so they can generate wealth for themselves!."

     The full text of Tesoro's letter follows.

     Tesoro Petroleum Corporation is a natural resource company engaged in natural gas exploration and production, petroleum refining and marketing, and marine services.


                                 March 15, 1996






 Dear Fellow Shareholder:

 The Stockholders' Committee for New Management of Tesoro Petroleum Corporation (the "Flannery Group") JUST DOESN'T UNDERSTAND! Recently, they wrote to you raising several issues to which we want to respond.

                  WHAT HAS HAPPENED TO THE VALUE OF OUR STOCK?

 While shareholder value is ultimately measured by the increase in the price of Tesoro's stock, most investors understand that the drivers of value are future earnings and cash flow. Since your board put this management team in place in 1992, earnings and cash flow have increased each year to record levels in 1995. So why hasn't the stock price increased? It has, almost tripling since 1992. But what the Flannery Group fails to tell you, or understand, is the negative impact that the 1995 Tennessee Gas decision by the Texas Supreme Court had on our stock price. We believe much of the 30% decline they talk about can be linked to this adverse decision's expected effect on future earnings. They want to avoid the issue because, in management's view, this litigation might have been settled were it not for Flannery's interference which led Tennessee Gas to suspend negotiations with the company and close a window of opportunity to settle the matter. If they don't understand the fundamental effect of this issue on the stock (and debt), do you want them working for you to create shareholder value?

                      THE REFINING AND MARKETING BUSINESS

 The Flannery Group criticizes expenditures for Tesoro's refining and marketing business. In earlier communications, the Group criticized the high-return, quick-payback vacuum unit, which has had a positive impact that resulted in a contribution of approximately $14 million in 1995. Excluding capital expenditures  related  to  the  vacuum  unit,  Tesoro  has  generated  positive operating cash flow in excess of expenditures during the last three years. They also criticize the $90 million of debt attributed to the refinery. This is another half-truth since two-thirds of that amount represents the settlement of a claim by the State of Alaska against the company for approximately $100 million which threatened to bankrupt the company and would have left shareholders with little or no value!




                               THE BOB WEST FIELD

 The Flannery Group provides more half-truths concerning the company's sale of a part of its Bob West Field interests. First they criticized the sale. Then they applauded the sale. Now, they criticize the sale again because the buyer announced it had successfully drilled two new wells. The Flannery Group doesn't understand economics. A successful well doesn't mean an adequate return on investment will be received by shareholders. In fact, the sale looks even better today because the sold properties are producing below what we predicted and new wells are not even being drilled as quickly as we predicted. Aggregate production from the sold properties is almost 25% below levels at the time we sold. Do you really want the lack of understanding demonstrated by the Flannery Group to be applied to your investment in Tesoro?

                            A NEW BOARD OF DIRECTORS

 The Flannery Group criticizes the director retirement plan which many public corporations the size of Tesoro have. But he says it will potentially prompt "what will amount to a boardroom exodus." Yet, he wants your consent to throw out the entire current board! What does he really want? Under the governance guidelines adopted by your board, by the 1996 annual meeting, Tesoro's Board of Directors is expected to be comprised of two directors elected in 1996, one director named in 1995, three directors named in 1992, and one director named in 1983. This is a new board!

          THE FLANNERY GROUP HAS NO CREDIBLE PLAN FOR TESORO PETROLEUM
                                  -- JUST TALK

   Their only recommendation for increasing shareholder value is:

     "The Alaskan Refining Business Should be Divested."
                         Original Mailing to Shareholders by Flannery Group

 Now, after reading the company's materials, the Flannery Group has changed its mind calling for

     "Disposition of the Refining Business at the appropriate time...."
                         Latest Mailing to Shareholders by Flannery Group

 The Flannery Group has finally agreed with us that a refinery sale under current industry conditions destroys shareholder value. Tesoro's management and industry experts have said that selling a refinery now is a bad idea. Our refining and marketing business can add value and we have a strategy which focuses on higher margin products and expanding our marketing efforts while minimizing future capital investment. Good management finds ways to improve cash flow and earnings -- that increases shareholder value!




          THE FLANNERY GROUP ADMITS ITS "PLAN" MAY PRODUCE NO RESULTS
                                FOR SHAREHOLDERS

 They have stated in their mailing that "the trading price of the Common Stock is, of course, influenced by many factors and, therefore, it is impossible to say with certainty that its price will increase or to predict the amount of any such increase that might occur."

 It's obvious from 1995 results that management is having an impact on what is in its control, but the same external forces that have impacted the stock price under Tesoro's current management would undoubtedly have a similar influence for the Flannery Group.

                            SEND THE GREEN CARD NOW

 Don't let the Flannery Group mislead you  into  giving  them  control  of  your
 investment.   Don't  give  them  the  keys  to the company so they can generate wealth for themselves!

 THE BOARD URGES YOU NOT TO SUPPORT THE FLANNERY GROUP IN ITS ATTEMPT TO REMOVE AND REPLACE YOUR BOARD OF DIRECTORS AND URGES YOU TO REVOKE ANY WHITE CONSENT CARD THAT MAY HAVE BEEN GIVEN.

 If you have previously returned a white consent card, you have every right to change your mind and revoke your consent by signing, dating and returning the accompanying GREEN revocation of consent card, using the enclosed postage-paid envelope. Even if you have not previously signed or returned a white consent card to the Flannery Group, you may sign and return a GREEN revocation of consent card to Tesoro, which will have no legal effect but would assist us in monitoring the progress of the Flannery Group's consent solicitation.

                              Thank you for your support,


                              /s/ Bruce A. Smith

                              Bruce A. Smith
                              President and Chief Executive Officer

                    If your shares of Common Stock are held
                    in the name of a bank or brokerage firm, only that firm can execute a revocation of consent on your behalf.

        Please contact the person responsible for your account and give instructions for a GREEN revocation of consent card
                   to be voted REVOKING CONSENT on all items.

     If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                            GEORGESON & COMPANY INC.
                           TOLL FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800

               INTERNET: World Wide Web http://www.georgeson.com